Exhibit (h)(1)

GRIFFIN-BENEFIT STREET PARTNERS BDC CORP.

UP TO 150,000,000 SHARES OF COMMON STOCK

DEALER MANAGER AGREEMENT

December 11, 2014

Griffin Capital Securities, Inc.

18191 Von Karman Avenue, Suite 300

Irvine, California 92612

Ladies and Gentlemen:

Griffin-Benefit Street Partners BDC Corp., a Maryland corporation (the “Company”), is registering for public sale a maximum of up to 150,000,000 in shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), (the “Offering”), to be issued and sold at an initial offering price of $10.00 per share (subject in certain circumstances to discounts based upon the volume of shares purchased). The minimum purchase by any one person shall be $2,500 in Shares except as otherwise indicated in the Prospectus (as defined in Section 1.1 below) or in any letter or memorandum from the Company to Griffin Capital Securities, Inc. (the “Dealer Manager”). It is anticipated that the Dealer Manager will enter into participating dealer agreements (each a “Participating Dealer Manager Agreement”) in the form attached to this Dealer Manager Agreement with other broker-dealers participating in the Offering (each dealer being referred to herein as a “Dealer” and said dealers being collectively referred to herein as the “Dealers”). The Company shall have the right to approve any material modifications or addendums to the form of the Participating Dealer Agreement. Terms not defined herein shall have the same meaning as in the Prospectus. In connection therewith, the Company hereby agrees with the Dealer Manager, as follows:

1.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Dealer Manager and each Dealer with whom the Dealer Manager enters into a Participating Dealer Agreement that:

1.1 A registration statement on Form N-2 (No. 333-196520) has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, covering the Shares. Copies of such registration statement and each amendment thereto have been or will be delivered to the Dealer Manager. As used in this Dealer Manager Agreement, the term “Registration Statement” means such registration statement, as may be supplemented or amended from time to time; the term “Effective Date” means the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the SEC; the term “Prospectus” means the prospectus in the form constituting a part of the Registration Statement on the Effective Date, as well as in the form filed with the SEC pursuant to Rule 497 after the Registration Statement becomes effective, except that the term “Prospectus” shall also include any amendment or supplement thereto; and the term “Filing Date” means the applicable date upon which the initial Prospectus or any amendment or supplement thereto is filed with the SEC. As of the date hereof, the SEC has not issued any stop order suspending the effectiveness of the Registration Statement and no notices have been received by the Company to the effect that any proceeding for that purpose has been instituted or is pending before or threatened by the SEC under the Securities Act.

1.2 The Registration Statement and Prospectus will, as of the applicable Effective Date or Filing Date, comply with the Securities Act and the Rules and Regulations; and the Registration Statement and the Prospectus, as of the applicable Effective Date or Filing Date, and any and all authorized printed sales literature or other sales materials prepared and authorized by the Company for use with potential investors in connection with the Offering (“Authorized Sales Materials”), when used in conjunction with the Prospectus, do not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 1.2 will not extend to such statements contained in or omitted from the Registration Statement or Prospectus or Authorized Sales Materials as are primarily within the knowledge of the Dealer Manager or any of the Dealers and are based upon information either (a) furnished by a Dealer in writing to the Dealer Manager or the Company, or (b) furnished by the Dealer Manager in writing to the Company specifically for inclusion therein.

1.3 The Company has been duly organized and is validly existing as a corporation under the laws of the State of Maryland, has the power and authority to conduct its business as described in the Prospectus.

1.4 The Company has full legal right, power and authority to enter into this Dealer Manager Agreement and to perform the transactions contemplated hereby; this Dealer Manager Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Dealer Manager, is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Dealer Manager Agreement may be limited under applicable securities laws.

1.5 There are no actions, suits or proceedings pending or to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of the Company.

1.6 The execution and delivery of this Dealer Manager Agreement, the issuance, sale and delivery of the offered Shares, the consummation of the transactions herein contemplated and compliance with the terms of this Dealer Manager Agreement by the Company will not conflict with or constitute a violation of or default under (a) the Company’s Articles of Incorporation, as amended or restated, or its Bylaws, as amended or restated; or (b), any indenture, mortgage, deed of trust, lease, or other material agreement to which the Company is a party; or (c) any, law, rule, regulation applicable to the Company; or (d) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except (i) to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Dealer Manager Agreement may be limited under applicable securities laws, and (ii) for such conflicts, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business or property of the Company.

1.7 The Company is not in violation of its Articles of Incorporation, as amended or restated, or its Bylaws, as amended or restated.

1.8 The Shares, when subscribed for, paid for and issued, will be duly and validly issued, fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claims, and will conform to the description thereof contained in the Prospectus; no holder thereof will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issuance and sale of such Shares shall have been validly and sufficiently taken.

1.9 The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus under “Use of Proceeds.” The offered Shares conform in all material respects to the description of the Shares contained in the Registration Statement and the Prospectus. The authorized, issued and outstanding Common Stock as of the date hereof are as set forth in the Prospectus under the caption “Description of Our Securities.”

1.10 The financial statements of the Company included in the Registration Statement and the Prospectus present fairly in all material respects the financial position of the Company as of the date specified, in conformity with generally accepted accounting principles applied on a consistent basis and in conformity with Regulation S-X of the SEC, except as described in the notes thereto.

1.11 Upon the commencement of the Offering, the Company will be a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and has not withdrawn such election, and the SEC has not ordered that such election be withdrawn nor to the Company’s knowledge have proceedings to effectuate such withdrawal been initiated or threatened by the SEC.

1.12 Except as disclosed in the Registration Statement and the Prospectus, (i) no person is serving or acting as an officer, director or investment adviser of the Company, except in accordance with the provisions of the Investment Company Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the applicable published rules and regulations thereunder, and (ii) to the knowledge of the Company, no director of the Company is an “affiliated person” (as defined in the Investment Company Act) of the Dealer Manager.

1.13 The Company’s current business operations and investments and contemplated business operations and investments are in compliance in all material respects with the provisions of the Investment Company Act and the rules and regulations of the SEC thereunder applicable to business development companies (“BDCs”) and the rules and regulations of the SEC thereunder, except as will not result, singly or in the aggregate, in a material adverse effect on the Company.

1.14 The provisions of the corporate charter and bylaws of the Company and the investment objectives, policies and restrictions described in the Prospectus are not inconsistent with the requirements of the Investment Company Act and the rules and regulations of the SEC thereunder applicable to a BDC.

1.15 Except as have been obtained or waived, no material consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Dealer Manager Agreement or the issuance and sale by the Company of the offered Shares, except (a) registration of the Offered Shares under the Securities Act; (b) election to be regulated as a BDC under the Investment Company Act; (c) any necessary qualification under the securities or blue sky laws of the jurisdictions in which the Shares are being offered by the Dealer Manager and the Dealers; and (d) any necessary qualification under the conduct rules set forth in the Financial Industry Regulatory Authority, Inc. (“FINRA”) rulebook.

1.16 The Company has entered into an escrow agreement (the “Escrow Agreement”) with UMB Bank, N.A. as escrow agent and the Dealer Manager, in the form included as an exhibit to the Registration Statement, which provides for the establishment of an escrow account into which subscribers’ funds will be deposited, prior to the Company raising gross offering proceeds of $2,500,000 from persons not affiliated with the Company as described in the Prospectus, pursuant to the subscription procedures.

1.17 No relationship, direct or indirect, exists between or among the Company on the one hand, and the directors, officers and security holders of the Company, or its affiliates, on the other hand, which is required to be described in the Prospectus and which is not so described.

2.	COVENANTS OF THE COMPANY.

The Company covenants and agrees with the Dealer Manager that:

2.1 It will prepare and file with the SEC and each appropriate state securities commission, at no expense to the Dealer Manager, the Registration Statement, including all amendments and exhibits thereto. In addition, it will furnish the Dealer Manager, at no expense to the Dealer Manager, with such number of printed copies of the Registration Statement, including all amendments and exhibits thereto, as the Dealer Manager may reasonably request. It will similarly furnish to the Dealer Manager and others designated by the Dealer Manager as many copies as the Dealer Manager may reasonably request in connection with the offering of the Shares of: (a) the Prospectus in preliminary and final form and every form of supplemental or amended prospectus; and (b) this Dealer Manager Agreement.

2.2 It will prepare and file with the appropriate regulatory authorities, at no expense to the Dealer Manager, the Authorized Sales Materials. In addition, it will furnish the Dealer Manager, at no expense to the Dealer Manager, with such number of printed copies of Authorized Sales Materials as the Dealer Manager may reasonably request.

2.3 It will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and will file and make in each year such statements and reports as may be required. The Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any such qualification.

2.4 It will use commercially reasonable efforts to cause the Registration Statement and any subsequent amendments thereto to become effective with the SEC and each state securities commission which it deems appropriate in its sole discretion. If at any time the SEC or any state securities commission shall issue any stop order suspending the effectiveness of the Registration Statement, and to the extent the Company determines that such action is in the best interest of its stockholders, it will use commercially reasonable efforts to obtain the lifting of such order at the earliest possible time.

2.5 If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Prospectus or any other prospectus then in effect would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will affect the preparation of an amended or supplemental prospectus which will correct such statement or omission. The Company will then promptly prepare such amended or supplemental prospectus or prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.

2.6 Each of the representations and warranties contained in this Dealer Manager Agreement are true and correct and the Company will comply with each covenant and agreement contained in this Dealer Manager Agreement.

2.7 It will be duly qualified to do business as a foreign corporation in each jurisdiction in which it will own or lease property of a nature, or transact business of a type that will make such qualification necessary.

2.8 The Company will use commercially reasonable efforts to maintain its status as a BDC under the Investment Company Act; provided, however, the Company may cease to be, or withdraw its election as a BDC under the Investment Company Act, with the approval of its board of directors and a vote of its stockholders as required by Section 58 of the Investment Company Act, or a successor provision.

2.9 The Company will operate in a manner so as to enable the Company to qualify as a regulated investment company under the Code for each taxable year during which it elects to be treated as a BDC under the Investment Company Act; provided, however, that at the discretion of the Company’s board of directors, it may elect to not be so treated.

3.	OBLIGATIONS AND COMPENSATION OF DEALER MANAGER.

3.1 The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash up to a maximum of $1.5 billion in Shares through the Dealers, all of whom shall be members of FINRA. The Dealer Manager may also sell Shares for cash directly to its own clients and customers at the public offering price and subject to the terms and conditions stated in the Prospectus. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions. The Dealer Manager represents to the Company that (i) it is a member of FINRA in good standing, and (ii) it and its employees and representatives have all required licenses and registrations to act under this Dealer Manager Agreement and (iii) it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and regulations (“Commission Rules”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Offered Shares. In addition, the Dealer Manager represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control regulations (“OFAC Program”) and will continue to maintain its OFAC Program during the term of this Agreement.

The Dealer Manager further represents that it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act, and the Dealer Manager hereby agrees, upon request of the Company, to provide an annual certification to the Company that, as of the date of such certification (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (ii) it has continued to implement its AML Program and its OFAC Program, and (iii) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act.

3.2 With respect to its participation and the participation by each Dealer in the offer and sale of the offered Shares (including, without limitation any resales and transfers of offered Shares), the Dealer Manager agrees, and, by virtue of entering into the Participating Dealer Agreement, each Dealer shall have agreed, to comply and shall comply with any applicable requirements of the Securities Act, the Exchange Act, the rules promulgated under each, the applicable state securities or blue sky laws, and FINRA Rules. The Dealer Manager agrees, and each Dealer shall have agreed, to comply and shall comply with any applicable requirements with respect to its and each Dealer’s participation in any resales or transfers of the offered Shares. In addition, the Dealer Manager agrees, and each Dealer shall have agreed, that should it or they assist with the resale or transfer of the offered Shares, it and each Dealer will fully comply with all applicable FINRA or Commission Rules or any other applicable Federal or state laws.

3.3 Promptly after the effective date of the Registration Statement, the Dealer Manager and the Dealers shall commence the offering of the Shares for cash to the public in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted. The Dealer Manager and the Dealers will suspend or terminate offering of the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.

3.4 Except as otherwise provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager sales commissions in the amount of 7.0% of the gross proceeds of the Shares sold to the public (subject to volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus), plus a dealer manager fee in the amount of 3.0% of the gross proceeds of the Shares sold to the public. No selling commissions or dealer manager fee shall be paid with respect to Shares sold pursuant to the Company’s distribution reinvestment plan. Notwithstanding the foregoing, no commissions, payments or amount whatsoever will be paid to the Dealer Manager under this Section 3.4 unless or until $2,500,000 in Shares have been sold by the Dealer Manager and its Dealers (the “Minimum Offering”). Until the Minimum Offering is obtained, proceeds from the sale of Shares will be held in escrow and, if the Minimum Offering is not obtained, will be returned to the investors in accordance with the terms of the Prospectus. In no event shall the total aggregate underwriting compensation payable to the Dealer Manager and any Dealers participating in the Offering, including, but not limited to, selling commissions and the dealer manager fee (which includes expense reimbursements and non-cash compensation), exceed 10.0% of gross offering proceeds in the aggregate.

3.5 The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers. Notwithstanding the above, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of commissions to Dealers on behalf of the Dealer Manager without incurring any liability.

3.6 The Dealer Manager represents and warrants to the Company and each person that signs the Registration Statement that the information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.7 The Dealer Manager represents and warrants to the Company that it will not use any sales literature not authorized and approved by the Company, use any “broker-dealer use only” materials with members of the public, or make any unauthorized verbal representations in connection with offers or sales or the Shares.

3.8 The Dealer Manager is a duly incorporated and validly existing corporation under the laws of the State of California.

3.9 The Dealer Manager agrees to be bound to the terms of the Escrow Agreement executed by and among UMB Bank, N.A., as escrow agent, the Dealer Manager and the Company.

3.10 No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Dealer Manager of this Dealer Manager Agreement, except such as may be required under the Securities Act or applicable state securities laws.

3.11 There are no actions, suits or proceedings pending or to the knowledge of the Dealer Manager, threatened against the Dealer Manager at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which could be reasonably expected to have a material adverse effect on the Dealer Manager or the ability of the Dealer Manager to perform its obligations under this Agreement or to participate in the Offering as contemplated by the Prospectus.

3.12 The execution and delivery of this Dealer Manager Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Dealer Manager Agreement by the Dealer Manager will not conflict with or constitute a default under any operating agreement or other similar agreement, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Dealer Manager Agreement may be limited under applicable securities laws.

3.13 The Dealer Manager has full legal right, power and authority to enter into this Dealer Manager Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Dealer Manager Agreement may be limited under applicable securities laws.

3.14 Except for Participating Dealer Agreements, no agreement will be made by the Dealer Manager with any person permitting the resale, repurchase or distribution of any Shares purchased by such person.

3.15 The Dealer Manager represents and warrants to the Company that it will not represent or imply that the escrow agent, as identified in the Prospectus, has investigated the desirability or advisability of investment in the Company, or has approved, endorsed or passed upon the merits of the Shares or the Company, nor will they use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgement that it has agreed to serve as escrow agent.

4.	INDEMNIFICATION.

4.1 The Company will indemnify and hold harmless the Dealer Manager, its officers and directors and each person, if any, who controls such Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from and against any losses, claims, damages or liabilities, joint or several, to which Dealer Manager, its officers and directors, or such controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Company, any material breach of a covenant contained herein by the Company, or any material failure by the Company to perform its obligations hereunder, or (b) any untrue statement or alleged untrue statement of a material fact contained in any (i) Registration Statement or in the Prospectus (ii) in any Authorized Sales Material, or (iii) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”), or (b) the omission or alleged omission to state in the Registration Statement or in the Prospectus, any Authorized Sales Material or any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will reimburse the Dealer Manager, as appropriate, and their officers and directors and controlling persons, for any reasonable legal or other expenses reasonably incurred by the Dealer Manager, and their officers and directors and controlling persons, in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished either (x) to the Company by the Dealer Manager or (y) to the Company or the Dealer Manager by or on behalf of any Dealer specifically for use in the preparation of the Registration Statement, any such Authorized Sales Materials, any such Blue Sky Application or the Prospectus; and further provided that the Company will not be liable in any such case if it is determined that the Dealer Manager had knowledge of the matter or event giving rise to or resulting in such loss, claim, damage, liability or action.

4.2 The Dealer Manager will indemnify and hold harmless the Company its officers and directors (including any persons named in any of the Registration Statements with his consent, as about to become a director), each person who has signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Dealer Manager, any material breach of a covenant contained herein by the Dealer Manager, or any material failure by the Dealer Manager to perform its obligations hereunder or (b) any untrue statement of a material fact contained (i) in the Registration Statement or in the Prospectus, or (ii) in any Authorized Sales Materials, or (iii) in any Blue Sky Application, or (c) the omission or alleged omission to state in the Registration Statement or in the Prospectus or in any Authorized Sales Materials or in any Blue Sky Application, a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any Authorized Sales Materials or any such Blue Sky Application or the Prospectus or any such amendment thereof or supplement thereto, or (c) any use of sales literature not authorized or approved by the Company or any use of “broker-dealer use only” materials with members of the public or unauthorized verbal representations concerning the Shares by the Dealer Manager, or (d) any untrue statement made by the Dealer Manager or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares, or (e) any material violation of this Dealer Manager Agreement, or (f) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA Rules, Commission Rules and the USA PATRIOT Act of 2001, or (g) any other failure to comply with applicable FINRA Rules or Commission Rules. The Dealer Manager will reimburse the aforesaid parties, in connection with investigation or defending such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

4.3 The Company and the Dealer Manager will jointly and severally indemnify and hold harmless each Dealer, its officers and directors and each person, if any, who controls such Dealer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several, to which such Dealer, its officers and directors, or any such controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in the Prospectus, Authorized Sales Materials (when read in conjunction with the Prospectus) or any Blue Sky Application, or (b) the omission or alleged omission to state in the Registration Statement or in the Prospectus, Authorized Sales Materials (when read in conjunction with the Prospectus) or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company and the Dealer Manager will reimburse Dealers and their officers and directors and controlling persons, for any reasonable legal or other expenses reasonably incurred by such Dealers and their officers and directors and controlling persons, in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Company and the Dealer Manager will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of the Dealers specifically for use in the preparation of the Registration Statement, the Prospectus, such Authorized Sales Materials or any such Blue Sky Application; and further provided that neither the Company nor the Dealer Manager will be liable in any such case if it is determined in a legal proceeding that the Dealers had knowledge of the matter or event giving rise to or resulting in such loss, claim, damage, liability or action.

4.4 Notwithstanding the foregoing, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates in any manner that would be inconsistent with the provisions of the Company’s charter or Section II.G. of the Omnibus Guidelines of the North American Securities Administrators Association, Inc. (the “NASAA Omnibus Guidelines”). In particular, but without limitation, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates for liabilities arising from or out of an alleged violation of federal or state securities laws, unless one or more of the following conditions are met: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (3) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

4.5 Each Dealer severally will indemnify and hold harmless the Company, the Dealer Manager and each of their officers and directors (including any persons named in the Registration Statement with his consent as about to become a director), each person who has signed any of the Registration Statements and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities to which the Company, the Dealer Manager, any such director or officer, or controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims (including the reasonable cost of the investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty by the Dealer, any material breach of a covenant by the Dealer, or any material failure by the Dealer to perform its obligations hereunder or under the Participating Dealer Agreement, (b) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement or in the Prospectus, or (ii) in any Authorized Sales Materials, or (iii) in any Blue Sky Application, or (c) the omission or alleged omission to state in the Registration Statement or in the Prospectus or in any Authorized Sales Materials or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such Authorized Sales Materials or any such Blue Sky Application or the Prospectus, or (c) any use of sales literature not authorized or approved by the Company or use of “broker-dealer use only” materials with members of the public or unauthorized verbal representations concerning the Shares by such Dealer or Dealer’s representatives or agents, or (d) any untrue statement made by such Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares, or (e) any failure to comply with Section IX or Section XII or any other material violation of the Participating Dealer Agreement, or (f) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA Rules, Commission Rules and the USA PATRIOT Act of 2001, or (g) any other failure to comply with applicable FINRA Rules or Commission Rules. Each such Dealer will reimburse the Company and the Dealer Manager and any such directors or officers, or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which such Dealer may otherwise have.

4.6 Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action (but in no event in excess of 30 days after receipt of actual notice), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, notify in writing the indemnifying party of the commencement thereof and the omission so to notify the indemnifying party will relieve it from any liability under this Section 4 as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 4.6) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

4.7 The indemnifying party shall pay all legal fees and expenses reasonably incurred by the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

4.8 The indemnity agreements contained in this Section 4 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Dealer, or any person controlling any Dealer or by or on behalf of the Company, the Dealer Manager or any officer or director thereof, or by or on behalf of the Company or the Dealer Manager, (b) delivery of any Shares and payment therefor, and (c) any termination of this Dealer Manager Agreement or any Participating Dealer Agreement. A successor of any Dealer or of any of the parties to this Dealer Manager Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 4.

5.	SURVIVAL OF PROVISIONS.

The respective agreements, representations and warranties of the Company and the Dealer Manager set forth in this Dealer Manager Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Dealer Manager Agreement, (b) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, and (c) the acceptance of any payment for the Shares.

6.	APPLICABLE LAW AND VENUE.

This Dealer Manager Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of California; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. The Company, the Dealer Manager and each Dealer hereby agree that venue for any action brought in connection with this Dealer Manager Agreement shall lie exclusively in Los Angeles, California.

7.	COUNTERPARTS.

This Dealer Manager Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

8.	SUCCESSORS AND AMENDMENT.

8.1 This Dealer Manager Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Company and their respective successors, and to the benefit of the Dealers to the extent set forth in Sections 1 and 4 hereof. Nothing in this Dealer Manager Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.

8.2 This Dealer Manager Agreement may be amended by the written agreement of the Dealer Manager and the Company.

9.	TERM.

This Dealer Manager Agreement may be terminated by either party (a) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any of the material provisions of this Dealer Manager Agreement on its part to be performed during the term of this Dealer Manager Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or satisfied within the times specified or (b) by either party on 60 days’ written notice.

In any case, this Dealer Manager Agreement shall expire at the close of business on the effective date that the Offering is terminated. The provisions of Sections 4 and 6 hereof shall survive such termination. In addition, the Dealer Manager, upon the expiration or termination of this Dealer Manager Agreement, shall (1) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into the appropriate escrow account or, if the minimum number of Shares have been sold and accepted by the Company, into such other account as the Company may designate; and (2) promptly deliver to the Company all records and documents in its possession which relate to the Offering which are not designated as dealer copies. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Dealer Manager shall use its best efforts to cooperate with the Company to accomplish any orderly transfer of management of the Offering to a party designated by the Company. Upon expiration or termination of this Dealer Manager Agreement, the Company shall pay to the Dealer Manager all commissions to which the Dealer Manager is or becomes entitled under Section 3 at such time as such commissions become payable.

10.	CONFIRMATIONS.

The Company hereby agrees to prepare and send confirmations to all purchasers of Shares whose subscriptions for the purchase of Shares are accepted by the Company.

11.	SUITABILITY OF INVESTORS; COMPLIANCE WITH PRIVACY LAWS.

(a) The Dealer Manager will offer Shares, and in its agreements with Dealers will require that the Dealers offer Shares, only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Dealer Manager will, and in its agreements with Dealers, the Dealer Manager will, require that the Dealer comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Articles III.C. and III.E.1. of the NASAA Omnibus Guidelines

(b) The Dealer Manager agrees, and in its agreements with the Dealers the Dealer Manager will require that the Dealers to agree, (a) to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and Regulation S-P, (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time; (b) to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (c) to determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights.

(c) In the event the Dealer Manager uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, the Dealer Manager will consult the List to determine whether the affected customer has exercised his or her opt-out rights. The Dealer Manager understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

12.	SUBMISSION OF ORDERS.

12.1 Those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to an escrow agent for the Company, whenever appropriate, or to the Company after the Minimum Offering has been achieved. The Dealer Manager and any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber no later than noon the next business day following its receipt. Checks received by the Dealer Manager or Dealer which conform to the foregoing instructions shall be transmitted for deposit by noon of the next business day pursuant to one of the methods described in this Section 12. Transmittal of received investor funds will be made in accordance with the following procedures.

12.2 Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted no later than noon the next business day following receipt by the Dealer to the Company for deposit with an escrow agent, where appropriate, or for deposit directly with the Company after the Minimum Offering has been achieved.

12.3 Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted no later than noon the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit no later than noon the next business day following receipt at a different location by the Final Review Office such checks to the Company for deposit with an escrow agent, where appropriate, or for deposit directly with the Company after the Minimum Offering has been achieved.

13.	NOTICE.

Any notice in this Dealer Manager Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transfer. Notice deposited in the United States mail shall be deemed given when mailed. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Company:	Griffin-Benefit Street Partners BDC Corp.
Attention: Kevin A. Shields
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245
Fax: 310-606-5910

To Dealer Manager:	Griffin Capital Securities, Inc.
Attention: Jeffrey S. Schwaber
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Fax: 310-606-5910

14.	SEVERABILITY.

In the event that any court of competent jurisdiction declares any provision of this Dealer Manager Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Dealer Manager Agreement shall be considered severable.

15.	NO WAIVER.

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Dealer Manager Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

16.	ENTIRE AGREEMENT

This Dealer Manager Agreement and any exhibits attached hereto constitute the entire agreement among the parties and supersede any prior understanding, whether written or oral, prior to the date hereof with respect to the Offering.

17.	NO PARTNERSHIP

Nothing in this Dealer Manager Agreement shall be construed or interpreted to constitute the Dealer Manager as an employee, agent or representative of, or in association with or in partnership with, the Company; instead, this Dealer Manager Agreement shall only constitute the Dealer Manager as a dealer authorized to sell the offered Shares according to the terms set forth in the Registration Statement and the Prospectus and in this Dealer Manager Agreement.

18.	ASSIGNMENT.

This Dealer Manager Agreement may not be assigned by either party, except with the prior written consent of the other party. This Dealer Manager Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

GRIFFIN-BENEFIT STREET PARTNERS BDC CORP.

By:	/s/ Kevin A. Shields
Kevin A. Shields, President

Accepted and agreed as of

the date first above

written.

GRIFFIN CAPITAL SECURITIES, INC.

By:	/s/ Jeffrey S. Schwaber
Jeffrey S. Schwaber, President of Capital Markets

Exhibit A to Dealer Manager Agreement

GRIFFIN-BENEFIT STREET PARTNERS BDC CORP.

UP TO 150,000,000 SHARES OF COMMON STOCK

PARTICIPATING DEALER AGREEMENT

Ladies and Gentlemen:

Griffin Capital Securities, Inc., as the dealer manager (“Dealer Manager”) for Griffin-Benefit Street Partners BDC Corp. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company, subject to the following terms:

I.	Dealer Manager Agreement.

The Dealer Manager and the Company have entered into that certain Dealer Manager Agreement dated December 11, 2014, in the form attached hereto. By your acceptance of this Participating Dealer Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the indemnification provisions contained in such Dealer Manager Agreement, including specifically the provisions of Section 4.4 of such Dealer Manager Agreement wherein each Dealer severally agrees to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company and the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the matters set forth in Section 4.4 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement. Except as otherwise specifically stated herein, all terms used in this Participating Dealer Agreement have the meanings provided in the Dealer Manager Agreement. The Shares are offered solely through broker- dealers who are members in good standing of the Financial Industry Regulatory Authority (“FINRA”).

Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Participating Dealer Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations except as set forth in the Prospectus and Authorized Sales Materials.

II.	Submission of Orders.

Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “UMB Bank, N.A., Escrow Agent for Griffin-Benefit Street Partners BDC Corp.” where appropriate, or directly to Griffin-Benefit Street Partners BDC Corp. after the Minimum Offering has been achieved. Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than noon Eastern Time of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. Transmittal of received investor funds will be made in accordance with the following procedures:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by noon Eastern Time of the next business day following receipt by the Dealer to the Company for deposit with an escrow agent, where appropriate, or for deposit directly with the Company.

Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, checks will be transmitted by noon Eastern Time of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by 5:00 pm Eastern Time of the next business day following receipt at a different location by the Final Review Office such checks to the Company for deposit with an escrow agent, where appropriate, or for deposit directly with the Company.

Dealers understand that the Company reserves the unconditional right to reject any order, in whole or in part, for any or no reason.

Notwithstanding the foregoing, with respect to any offered Shares to be purchased by a custodial account, the processing broker-dealer shall cause the custodian of such account to deliver a completed subscription agreement and subscription payment for such account directly to the transfer agent. The processing broker-dealer shall furnish with each delivery of subscription payments a list of the subscribers showing the name, address, tax identification number, state of residence, amount of offered Shares subscribed for, and the amount of money paid.

III.	Pricing.

Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public at the offering price of $10.00 per Share and Shares shall be offered pursuant to the Company’s distribution reinvestment plan at $9.50 per Share. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $2,500 in Shares is required.

IV.	Representations and Warranties of Dealer.

Dealer represents and warrants to the Company and the Dealer Manager and agrees that:

A. Dealer will undertake all reasonable investigation, review, and inquiry to ensure, to the best of its reasonable knowledge and belief, that the investment is suitable for such potential investor upon the basis of the information known to Dealer or disclosed by such potential investor as to his other security holdings and as to his financial situation and needs. Dealer shall keep written records supporting this representation and warranty and such records shall be made available to the Company or Dealer Manager promptly upon request.

B. Dealer shall deliver to each prospective investor, prior to any submission by such prospective investor, a written offer to buy any Shares, a copy of the Prospectus.

C. Dealer will not deliver to any offeree any written documents pertaining to the Company or the Shares, other than the Prospectus, and any other materials specifically designated for distribution to prospective investors that are supplied to Dealer by the Company or its affiliates. Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker/dealer information only.”

D. Dealer will make reasonable inquiry to determine whether a prospective investor is acquiring Shares for his own account or on behalf of other persons and not for the purpose of resale or other distribution thereof.

E. Dealer will not give any information or make any representation or warranty in connection with the Offering, the Company or the Shares other than those contained in the Prospectus and any Authorized Sales Materials.

F. Dealer will abide by, and will take reasonable precautions to ensure compliance by prospective investors from whom Dealer has solicited an offer to purchase, all provisions contained in the Prospectus regulating the terms and manner of the Offering.

G. In its solicitation of offers for the Shares, Dealer will comply with all applicable requirements of the Securities Act, the Exchange Act, as well as the published rules and regulations thereunder, and the rules and regulations of all state securities authorities, as applicable, to the best of its knowledge, after due inquiry and investigation and to the extent within its direct control.

H. Dealer is (and will continue to be) a member in good standing with FINRA, will abide by the rules and regulations of FINRA, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer in all of the jurisdictions in which Dealer solicits offers to purchase the Shares.

I. Dealer will not take any action in conflict with, or omit to take any action the omission of which would cause Dealer to be in conflict with, the conditions and requirements of the Securities Act, the Exchange Act, or applicable state securities or blue sky laws.

J. Dealer will use reasonable efforts to ensure that all investors who are acquiring Shares have and will satisfy all conditions described in the Prospectus and the Subscription Agreement.

K. Each of the representations and warranties made by each prospective investor to the Company under the Subscription Agreement, is, to the Dealer’s best knowledge, information, and belief, after due inquiry, true and correct as of the date thereof and as of the date of purchase of the Shares by such investor.

V.	Dealers’ Commissions.

Except for volume discounts described in the “Plan of Distribution” section of the Prospectus, which volume discounts shall be the responsibility of the Dealer to provide to investors who qualify, and except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s sales commission applicable to the total public offering price of the offered Shares sold by Dealer which it is authorized to sell hereunder is 7.0% of the gross proceeds of the Shares sold by it and accepted and confirmed by the Company, which commission will be payable by the Dealer Manager. No sales commissions shall be paid with respect to Shares issued and sold pursuant to the Company’s distribution reinvestment plan. For these purposes, shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, and such Shares have been fully paid for. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow a portion of its dealer manager fee to Dealers participating in the offering of Shares as marketing fees, reimbursement of costs and expenses of attending educational conferences or to defray other distribution-related expenses, which reallowance, if any, shall be determined by the Dealer Manager in its sole discretion based on factors including, but not limited to, the number of shares sold by a Dealer, the assistance of a Dealer in marketing the offering and due diligence expenses incurred, and the extent to which similar fees are reallowed to selected broker-dealers in similar offerings being conducted during the Offering.

Each Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to a Dealer in respect of the purchase of offered Shares by a Dealer (or its registered representative), in its individual capacity, or by a retirement plan of such Dealer (or its registered representative), or by an officer, director or employee of the Company or its affiliates.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer. In addition, as set forth in the Prospectus, the Dealer Manager reimburse the dealer manager and selected broker-dealers for bona fide accountable due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to the 10% limitation and, when aggregated with all other nonaccountable expenses may not exceed 3% of gross offering proceeds.

The Dealer Manager shall have the right to require the Dealer to provide a detailed and itemized invoice as a condition to the reimbursement of any such due diligence expenses.

VI.	Applicability of Indemnification.

Each of the Dealer and Dealer Manager hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Dealer Manager Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in such Dealer Manager Agreement, including specifically the provisions of Sections 4.3 and 4.4 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement and the Dealer Manager Agreement.

VII.	Payment.

Payments of sales commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.

VIII.	Right to Reject Orders or Cancel Sales.

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement Signature Page and the required check in payment for the Shares may be rejected. Issuance of the Shares will be made only after actual receipt of payment. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions due and otherwise payable to Dealer.

IX.	Prospectus and Authorized Sales Materials.

Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares, except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. Dealer agrees that it will not send or give any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Authorized Sales Materials. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of the Shares or any other securities. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously authorized or approved by the Company or the Dealer Manager. Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Participating Dealer Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.

X.	License and Association Membership.

Dealer’s acceptance of this Participating Dealer Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. Dealer agrees to notify the Dealer Manager immediately in writing and this Participating Dealer Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA Rules, including, but not limited to, FINRA Rule 2310.

Dealer Manager represents and warrants that it is currently, and at all times while performing its functions under this Participating Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Participating Dealer Agreement, and that it is a member in good standing of FINRA. The Dealer Manager agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer Manager hereby agrees to abide by all applicable NASD Conduct Rules under FINRA and other applicable FINRA Rules, specifically including, but not limited to, FINRA Rule 2310.

XI.	Anti-Money Laundering Compliance Programs.

Dealer’s acceptance of this Participating Dealer Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable NASD Conduct Rules under FINRA and other applicable FINRA Rules, Securities and Exchange Commission Rules (the “Commission Rules”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of the Shares. In addition, Dealer represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC Program”) and will continue to maintain its OFAC Program during the term of this Participating Dealer Agreement. Upon request by Dealer Manager at any time, Dealer hereby agrees to (i) furnish a written copy of its AML Program and OFAC Program to Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with Dealer’s most recent independent testing of its AML Program and/or its OFAC Program. Dealer undertakes to promptly notify the Dealer Manager of any material changes to such Dealer’s AML program.

The parties acknowledge that for the purposes of FINRA Rules, the investors who purchase Shares through Dealer are “customers” of Dealer and not the Dealer Manager. Nonetheless, to the extent that the Dealer Manager deems it prudent, Dealer shall cooperate with the Dealer Manager’s reasonable requests for information, records and data related to the Company’s stockholders introduced to, and serviced by, Dealer (the “Customers”). Notwithstanding the foregoing, Dealer shall not be required to provide to the Dealer Manager any documentation that, in Dealer’s reasonable judgment, would cause Dealer to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. Dealer hereby represents that it is currently in compliance with all AML Rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act. Dealer hereby agrees, upon request by the Dealer Manager to (A) provide an annual certification to Dealer Manager that, as of the date of such certification (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements; (ii) it has continued to implement its AML Program and its OFAC Program, and (iii) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act; and (B) perform and carry out, on behalf of both the Dealer Manager and the Company, the Customer Identification Program requirements in accordance with Section 326 of the USA PATRIOT Act and applicable SEC and Treasury Department Rules thereunder.

XII.	Limitation of Offer and Suitability.

Dealer will offer Shares only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. Notwithstanding the qualification of the offered Shares for sale in any respective jurisdiction (or the exemption therefrom), Dealer represents, warrants and covenants that it will not offer offered Shares and will not permit any of its registered representatives to offer offered Shares in any jurisdiction unless both the Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction.

In offering Shares, Dealer will comply with the provisions of the applicable NASD Conduct Rules under FINRA and other applicable FINRA Rules, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Omnibus Guidelines of the North American Securities Administrators Association, Inc. Nothing contained in this Participating Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards set forth in the Prospectus, or to relieve Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus.

Dealer further represents, warrants and covenants that no Dealer, or person associated with Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (1) applicable provisions of the Prospectus, including minimum income and net worth standards; (2) applicable laws of the jurisdiction of which such investor is a resident; or (3) NASD Conduct Rules under FINRA and other applicable FINRA Rules including FINRA Rule 2310. Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, each Dealer, or person associated with Dealer, shall have reasonable grounds (as required by FINRA Rule 2310(b)(2)(B)(i)) to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Company) concerning his age, investment objectives, other investments, financial situation and needs, and any other information known to Dealer, or person associated with Dealer, that: (A) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Shares in the amount proposed, including loss, and lack of liquidity of such investment; (C) that the investor has an apparent understanding of (i) the fundamental risks of an investment in Shares, (ii) the lack of liquidity of the Shares, (iii) the background and qualifications of the sponsor, the Company, the advisor to the Company, or the persons responsible for directing and managing the Company, (iv) the tax consequences of an investment in the Shares, and (v) the risk that the investor may lose his/her entire investment in the offered Shares; and (D) an investment in Shares is otherwise suitable for such investor. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Offered Shares or by the beneficiary of such fiduciary account. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Shares and to make such documents and records available to (i) the Dealer Manager and the Company upon request, and (ii) to representatives of the SEC, FINRA and applicable state securities administrators upon your firm’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on a Subscription Agreement.

XIII.	Due Diligence and Adequate Disclosure.

Prior to offering the Shares for sale, Dealer shall have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Company or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its advisor; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports.

Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (1) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (2) the results of the inquiry were provided to Dealer with the consent of the other Dealer conducting or directing the inquiry; and (3) no Dealer that participated in the inquiry is an affiliate of the Company.

Prior to the sale of the Shares, each Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the lack of liquidity and lack of marketability of the Shares during the term of the investment.

XIV.	Compliance with Record Keeping Requirements.

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each customer who purchases Shares, his suitability and the amount of Shares sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.

XV.	Customer Complaints.

Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer Manager or Dealer), the Shares or the Company.

XVI.	Effectiveness, Termination and Amendments.

This Participating Dealer Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Participating Dealer Agreement by the Dealer Manager; provided, however, that in the event of the execution of this Participating Dealer Agreement prior to the time that the Registration Statement, as defined in the Dealer Manager Agreement, becomes effective with the SEC, this Participating Dealer Agreement shall not become effective prior to the Registration Statement becoming effective with the SEC and shall instead become effective simultaneously with the effectiveness of the Registration Statement.

Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Participating Dealer Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Participating Dealer Agreement and the exhibits hereto are the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Participating Dealer Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Shares after he has received such notice.

Notwithstanding the termination of this Participating Dealer Agreement or the payment of any amount to Dealer, Dealer agrees to pay Dealer’s proportionate share of any claim, demand or liability asserted against Dealer and the other Dealers on the basis that the Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

XVII.	Privacy Laws.

The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:

A. Each party agrees to abide by and comply with (1) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (2) the privacy standards and requirements of any other applicable Federal or state law, and (3) its own internal privacy policies and procedures, each as may be amended from time to time.

B. Dealer agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Shares made by its customers pursuant to this Participating Dealer Agreement.

C. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

D. Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XVIII.	Notice.

Any notice in this Participating Dealer Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transfer. Notice deposited in the United States mail shall be deemed given when mailed.

Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Dealer Manager:	Griffin Capital Securities, Inc.
Attention: Jeffrey S. Schwaber
18191 Von Karman Avenue Suite 300
Irvine, California 92612
Fax: 310-606-5910

To Dealer:	Address Specified By Dealer on Dealer Signature Page

XIX.	Attorney’s Fees, Applicable Law and Venue.

In any action to enforce the provisions of this Participating Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Participating Dealer Agreement shall be construed under the laws of the State of California and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Dealer and Dealer Manager hereby acknowledge and agree that venue for any action brought hereunder shall lie exclusively in Los Angeles, California.

XX.	Severability.

In the event that any court of competent jurisdiction declares any provision of this Participating Dealer Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Participating Dealer Agreement shall be considered severable.

XXI.	Counterparts.

This Participating Dealer Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement. This Participating Dealer Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission.

XXII.	No Partnership.

Nothing in this Participating Dealer Agreement shall be construed or interpreted to constitute Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Company or the other Dealers; instead, this Participating Dealer Agreement shall only constitute Dealer as a dealer authorized by the Manager to sell the offered Shares according to the terms set forth in the Registration Statement and the Prospectus and in this Participating Dealer Agreement.

XXIII.	No Waiver.

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Participating Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXIV.	Assignment.

This Participating Dealer Agreement may not be assigned by either party, except with the prior written consent of the other party. This Participating Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

XXV.	Authorization.

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Participating Dealer Agreement as contemplated herein, and that the individual who has signed this Participating Dealer Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Participating Dealer Agreement.

THE DEALER MANAGER:

GRIFFIN CAPITAL SECURITIES, INC.

By:	/s/ Jeffrey S. Schwaber
Jeffrey S. Schwaber,
President of Capital Markets

GRIFFIN-BENEFIT STREET PARTNERS BDC CORP.

Participating Dealer Agreement

[SIGNATURE PAGE]

We have read the foregoing Participating Dealer Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any changes to the information listed on this signature page during the term of this Participating Dealer Agreement.

2.	Identity of Dealer:

Name:

Type of entity:
	(to be completed by Dealer)	(corporation, partnership or proprietorship)

Organized in the State of:
	(to be completed by Dealer)	(State)

Licensed as broker-dealer in the following States:

(to be completed by Dealer)

Tax I.D. #:

3.	Person to receive notice pursuant to Section XVIII.

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.:( )

Fax No.:( )

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Title:

Date: